PLAN OF EXCHANGE

BY WHICH

QX BIO TECH GROUP, INC.

(a Nevada corporation)

SHALL ACQUIRE

ACUMEDSPA GROUP LLC

(a Florida corporation)

AND

CONSUMER CARE OF AMERICA LLC

(a Florida corporation)

This Plan of Exchange (the “Agreement” or “Plan of Exchange”) is made and dated as of this 1st day of July, 2009, and is intended to supersede all previous oral or written agreements, if any, between the parties, with respect to its subject matter. This Agreement anticipates that extensive due diligence shall have been performed by both parties. All due diligence shall have been completed by the Parties no later than July 10, 2009.

I. RECITALS

1. The Parties to this Agreement:

(1.1) QX Bio Tech Group, Inc. ("QXBT"), a Nevada Corporation.

(1.2) AcuMedSpa Group LLC. (“AcuMed”), a Florida Limited Liability Company

(1.3) Consumer Care of America LLC. (“CCA”), a Florida Limited Liability Company.

(1.4) Guoqiang Zhan ("Mr. Zhan"), Majority Shareholder of QXBT.

2. The Capital of the Parties:

(2.1) The Capital of QXBT consists of 375,000,000 authorized shares of Common Stock, par value $.001, of which 83,480,848 shares are issued and outstanding. QXBT contemplates a 'reverse split' at a ratio of one for fifteen (1 for 15), yielding an aggregate of 5,565,390 total shares issued and outstanding.

(2.2) The Capital of AcuMed consists of LLC membership interest of which 100% is owned by Brian Sperber, which for the purposes of this Agreement, is referred to as “common stock” or “capital stock”.

(2.3) The Capital of CCA consists of LLC membership interest of which 100% is owned by Brian Sperber, which for the purposes of this Agreement, is referred to as “common stock” or “capital stock”.

3. Transaction Descriptive Summary: QXBT desires to acquire AcuMed and CCA and the shareholders of AcuMed and CCA (referred to collectively as the “Acquired Shareholders”) desire that AcuMed and CCA be acquired by QXBT. QXBT would acquire 100% of the capital stock of AcuMed and 100% of the capital stock of CCA in exchange for an issuance by QXBT of 310,000,000 post-split new shares of Common Stock of QXBT to the Acquired Shareholders pursuant to Section 4(2) of the Securities Act of 1933, as amended. In addition, the Acquired Shareholders would acquire 2,940,667 post-split shares of the Common Stock of QXBT from Mr. Zhan and/or his assignees in exchange for:(i) a cash payment by the Acquired Shareholders of an amount equal to $60,000 payable to Mr. Zhan or his assignee and (ii) a promissory note made by QXBT (the “Note”) and held by Mr. Zhan or his assignee in an amount equal to $55,000.

The 2,940,667 post-split shares will be retired back to the treasury at Closing. The above issuance and purchase will give the Acquired Shareholders an interest in QXBT representing approximately 99.1% of the issued and outstanding shares of QXBT on a fully diluted basis. The transaction will not immediately close but shall be conditioned upon (1) settlement of any and all liabilities of QXBT, (2) the completion of a 'reverse split' of Common Stock of QXBT at a ratio of one for fifteen (1 for 15), (3) a deposit of 2,940,667 post-split shares of Common Stock of QXBT along with duly endorsed stock powers, into the escrow account of Greentree Financial Group, Inc. ("Escrow Agent") in exchange for the cash payment of $60,000 and the Note which shall also be simultaneously deposited into the escrow account of Escrow Agent, (4) the new issuance of 310,000,000 post-split shares of Common Stock of QXBT to the Acquired Shareholders, which should take no longer than 60 days, (5) the retirement of 2,940,667 post-split shares back to the treasury and (6) the resignation of Mr. Zhan and all other officers and directors the employment of QXBT and appointment of successor(s) nominees as designated by AcuMed / CCA and/or the Acquired Shareholders. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368.

4. SEC compliance. N/A

5. Nevada compliance. Articles of Exchange are required to be filed by Nevada law as the last act to make the plan of exchange final and effective under Nevada law.

6. Financial Statements. Within 71 days after the closing, as it relates to this transaction, unaudited financial statements of AcuMed and CCA, respectively, will be filed with the Pink Sheets.

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II. PLAN OF EXCHANGE

1. Conditions Precedent to Closing.

The obligation of the parties to consummate the transactions contemplated herein are subject to the fulfillment or waiver prior to the closing of the following conditions precedent:

(1.1) Shareholder Approval. AcuMed / CCA and QXBT shall have secured their shareholder approvals for this transaction, if required, in accordance with the laws of its place of incorporation and its constituent documents.

(1.2) Board of Directors. The Boards of Directors of each of AcuMed / CCA and QXBT shall have approved the transaction and this agreement, in accordance with the laws of its place of incorporation and its constituent documents.

(1.3) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on July 10, 2009. The Closing Date shall be three days after the satisfaction or waiver of all of the conditions precedent to closing set forth in this Plan of Exchange, unless extended to a later date by mutual agreement of the parties.

(1.4) The rights of dissenting shareholders, if any, of each party shall have been satisfied and the Board of Directors of each party shall have determined to proceed with the Plan of exchange.

(1.5) All of the terms, covenants and conditions of the Plan of exchange to be complied with or performed by each party before Closing shall have been complied with, performed or waived in writing;

(1.6) Delivery of Audited Financial Statements. AcuMed and CCA shall have delivered to QXBT unaudited financial statements for the year ended December 31, 2008, respectively; any required reports shall be prepared in accordance with any recognized accounting principles at AcuMed and CCA’s expense, respectively.

2. Conditions Concurrent to Closing.

(2.1) Delivery of Registered Capital of AcuMed/CCA Immediately upon or within 30 days from the date of this agreement, QXBT shall have 100% of the beneficial interest of AcuMed and 100% of the beneficial interest of CCA.

(2.2) Acquisition Share Issuance and Purchase of Common Stock. At Closing, QXBT shall deliver 2,940,667 post-split shares of Common Stock of QXBT to the Acquired Shareholders in exchange for total payments of $115,000, of which $60,000 will be paid in cash and $55,000 shall be paid with the Note. At Closing QXBT shall also issue 310,000,000 post-split shares of Common Stock of QXBT to the Acquired Shareholders in exchange for 100% of the capital stock of AcuMed and 100% of the capital stock of CCA, the 2,940,667 post-split ‘control shares’ shall be retired back to the treasury. As a result, the issued and outstanding common shares shall be as follows:

QXBT currently issued and outstanding	83,480,848

After 15:1 reverse stock split	5,565,390
Cancellation of the acquired shares	(2,940,667)
2,624,723
New shares issuance	310,000,000
Resulting Total	312,624,723

Total common shares owned by AcuMed	310,000,000

(2.3) Appointment of AcuMed/CCA Nominees. At Closing, nominees of AcuMed/CCA and/or the Acquired Shareholders shall be appointed to the Board of Directors and as Officers of QXBT to fill the vacancies created by the resignation of QXBT's current management.

3. Plan of Exchange

(3.1) Exchange and Reorganization: QXBT and AcuMed/CCA shall be hereby reorganized, such that QXBT shall acquire 100% the capital stock of AcuMed and 100% the capital stock of CCA, and AcuMed and CCA shall become wholly-owned subsidiaries of QXBT.

(3.2) Delivery of Common Stock: At Closing, QXBT shall deposit 2,940,667 post-split shares of QXBT Common Stock into the escrow account of Greentree Financial Group, Inc. (USA) for cancellation.

(3.3) Issuance of Common Stock: At the Closing, QXBT shall issue 310,000,000 post-split new investment shares of Common Stock of QXBT to or for the Acquired Shareholders pursuant to Section 4(2) of the Securities Act of 1933, as amended.

(3.4) Closing/Effective Date: The Plan of exchange shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as the filing of Articles of Exchange, if applicable under State Law. Closing shall occur upon the approval by the Board of Directors of the parties hereto or are waived by the parties.

(3.5) Surviving Corporations: Each corporation shall survive the exchange and reorganization herein contemplated and shall continue to be governed by the laws of its respective jurisdiction of incorporation.

(3.6) Rights of Dissenting Shareholders: Each Party is the entity responsible for the rights of its own dissenting shareholders, if any.

(3.7) Service of Process and Address: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition. The address of QXBT is ___________________, the address of AcuMed is 19495 Biscayne Blvd., Ste. 410, Aventura, FL 33180, and the address of CCA is 19495 Biscayne Blvd., Ste. 410, Aventura, FL 33180.

The address of QXBT will be changed, according to the instruction of AcuMed / CCA

(3.7) Surviving Articles of Incorporation: the Articles of Incorporation of each Corporation shall remain in full force and effect, unchanged.

(3.8) Surviving By-Laws: the By-Laws of each Corporation shall remain in full force and effect, unchanged.

(3.9) Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant expressly hereby to deal fairly and in good faith with each other and each others shareholders. In furtherance of the parties desire, as so expressed, and to encourage timely, effective and businesslike resolution the parties agree that any dispute arising between them, capable of resolution by arbitration, shall be submitted to binding arbitration in Miami Florida. As a further incentive to private resolution of any dispute, the parties agree that each party shall bear its own costs of dispute resolution and shall not recover such costs from any other party.

(3.10) General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties, are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. These warranties and representations are made by each party to the other, unless otherwise provided in this agreement, and they speak and shall be true immediately before Closing. For the purposes of this agreement the term ‘corporation’ shall also refer to any limited liability company.

(3.10.1) Organization and Qualification. Each corporation is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

(3.10.2) Corporate Authority. Each corporation has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

(3.10.3) Ownership of Assets and Property. Each corporation has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.

(3.10.4) Absence of Certain Changes or Events. Each corporation has not had any material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable. Specifically, and without limitation:

(3.10.4-a) the business of each corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and no party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

(3.10.4-b) Except as set forth in this Plan of Exchange, no corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property which might contradict or not comply with any clause or condition set forth in this Plan of Exchange;

(3.10.4-c) No corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

(3.10.4-d) No party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

(3.10.4-e) No party shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party;

(3.10.4-f) No party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

(3.10.5) Absence of Undisclosed Liabilities. Each corporation has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.

(3.10.6) Legal Compliance. Each corporation shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.

(3.10.7) Legal Proceedings. Each corporation has no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

(3.10.8) No Breach of Other Agreements. This Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

(3.10.9) Capital Stock. The issued and outstanding shares and all shares of capital stock of each corporation is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such corporation.

(3.10.10) SEC Reports. N/A

(3.10.11) Brokers' or Finder's Fees. Each corporation is not aware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(3.11) Miscellaneous Provisions

(3.11.1) Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other. In addition, all parties shall consult with each other concerning the timing and content of any press release or news release to be issued by any of them.

(3.11.2) This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

(3.11.3) The Parties to this agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation shall be submitted to binding arbitration in Miami Dade County, Florida under the rules and auspices of the American Arbitration Association. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.

(3.11.4) If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

(3.11.5) No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

(3.11.6) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

4. Termination. The Plan of exchange may be terminated by written notice, at any time prior to Closing, (i) by mutual consent, (ii) by one of the three parties during the due diligence phase, (iii) by one of the three parties, in the event that the transaction represented by the anticipated Plan of exchange has not been implemented and approved by the proper governmental authorities 60 days from the date of this Agreement, or (v) by one of the three parties in the event that a condition of closing is not met by August 31, 2009. In the event that termination of the Plan of exchange by either or all, as provided above, the Plan of exchange shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

5. Closing. The parties hereto contemplate that the closing of this Plan of Exchange shall occur upon the full satisfaction of the terms of this agreement and when all of the conditions precedent and concurrent to closing have been met or waived. The closing deliveries will be made pursuant to this Agreement. Immediately upon signing the Plan, the Acquired Shareholders shall deposit the amount of $60,000 into the US account of Greentree Financial Group, Inc. pending satisfaction of the terms of this agreement.

6. Merger Clause. This Plan of Exchange constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and such document supersedes all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superceded, merged and rendered null and void.

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IN WITNESS WHEREOF, The parties hereto, intending to be bound, hereby sign this Plan of Exchange below as of the date first written above.

QX BIO TECH GROUP INC.

By: ____________________________

Guoqiang Zhan, Majority Shareholder

ACUMEDSPA GROUP LLC

By: ____________________________

Brian Sperber, President

CONSUMER CARE OF AMERICA LLC

By: ____________________________

Brian Sperber, President

ACUMEDSPA GROUP LLC SELLER AGENTa

By: ____________________________

Brian Sperber, Seller Agent

CONSUMER CARE OF AMERICA LLC SELLER AGENT

By: ____________________________

Brian Sperber, Seller Agent

SCHEDULE A

ACUMEDSPA GROUP LLC SECURITY HOLDERS:

_________________________

_________________________

_________________________

_________________________

_________________________

_________________________

_________________________

CONSUMER CARE OF AMERICA LLC SECURITY HOLDERS:

_________________________

_________________________

_________________________

_________________________

_________________________

_________________________

_________________________

a Seller Agent represents and warrants to QXBT, that Seller Agent has been duly appointed as agent and attorney-in-fact for each of the Sellers listed on Schedule A hereto, and such appointment is in full force and effect with respect to each Seller and such appointment has not been revoked nor has any action been taken by any Seller to revoke such appointment.